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                                                                 EXHIBIT (a)(19)


                         COOKER RESTAURANT CORPORATION

                           OFFER TO PURCHASE FOR CASH
                   UP TO 4,000,000 SHARES OF ITS COMMON STOCK
                      AT A PURCHASE PRICE NOT GREATER THAN
                     $12.00 NOR LESS THAN $10.50 PER SHARE

 THE OFFER HAS BEEN EXTENDED. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
                  EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
       FRIDAY, SEPTEMBER 25, 1998, UNLESS THE OFFER IS FURTHER EXTENDED.

                               September 18, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     In our capacity as Dealer Manager, we are enclosing the material listed below relating to the offer of Cooker Restaurant Corporation, an Ohio corporation (the "Company"), to purchase up to 4,000,000 shares of its common stock without par value (together with associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of February 1, 1990, between the Company and National City Bank as Rights Agent, the "Shares"), at prices not greater than $12.00 nor less than $10.50 per Share, net to the seller in cash, specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 12, 1998 (the "Offer to Purchase"), as supplemented and amended by the Supplement to the Offer to Purchase, dated September 18, 1998 (the "Supplement to the Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

     THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS CONDITIONED UPON THE COMPANY HAVING OBTAINED SUFFICIENT FINANCING TO FUND THE PURCHASE OF SHARES TENDERED IN THE OFFER AND PAY ALL RELATED FEES AND EXPENSES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE AND SECTION 3 OF THE SUPPLEMENT TO THE OFFER TO PURCHASE.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Supplement to the Offer to Purchase to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. The Supplement to the Offer to Purchase.

          2. A letter to shareholders of the Company from G. Arthur Seelbinder, Chairman and Chief Executive Officer.

     The Company is not distributing new Letters of Transmittal or ancillary documents with the enclosed Supplement. Shareholders who wish to tender shares should use the Letter of Transmittal and ancillary documents mailed to them with the Offer to Purchase. Additional copies of the Offer to Purchase, the Supplement to the Offer to Purchase, the Letter of Transmittal and ancillary documents may be obtained by contacting the Information Agent for the Offer, ChaseMellon Shareholder Services, L.L.C., at (800) 549-9249.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER HAS BEEN EXTENDED. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL
RIGHTS NOW EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 25, 1998, UNLESS THE OFFER IS FURTHER EXTENDED.
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     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION
AGENT OR THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THE ENCLOSED SUPPLEMENT TO THE OFFER TO PURCHASE. ADDITIONAL COPIES OF THE ENCLOSED MATERIALS MAY BE REQUESTED FROM THE
INFORMATION AGENT.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.